EX-99.23.d(iii)

                        AMENDMENT TO MANAGEMENT AGREEMENT

     Amendment dated as of July 1, 2000 to the Management Agreement dated as of March 1, 1999, as amended by the Addendum to Management Agreement dated as of July 1, 1999 (the "Agreement") between Diamond Hill Capital Management, Inc., f/k/a Heartland Advisory Group, Inc. (the "Adviser") and The BSG Funds (the "Trust").

                                    RECITALS

     A. The Agreement authorizes the payment of a monthly management fee equal to an annual rate of 2.25% of the average value of the daily net assets of the Banc Stock Group Fund (the "Fund").

     B. Effective July 1, 1999, the Adviser agreed to permanently waive its management fee to an annual rate of 1.70% of the Fund's average daily net assets.

     C. The Adviser desires to make a permanent reduction of its fees, and the Trust has agreed to accept such reduction.

     NOW THEREFORE, it is agreed that:

     1. Effective as of July 1, 2000, the first paragraph of Section 3 of the Agreement is replaced in its entirety with the following:

               For all of the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, the Fund will pay you a fee at the annual rate of 1.50% of the average value of its daily net assets.

     2.   The Agreement is unchanged in all other respects.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their officers designated below, all as of the date first written above.


                                         DIAMOND HILL CAPITAL MANAGEMENT, INC.

                                         By:    /s/ Roderick H. Dillon, Jr.
                                                ------------------------------
                                         Name:  Roderick H. Dillon, Jr.
                                         Title: President and CEO


                                           ACCEPTED BY:

                                         THE BSG FUNDS

                                         By:    /s/ Lisa R. Hunter
                                                ------------------------------
                                         Name:  Lisa R. Hunter
                                         Title: Secretary and Treasurer